Exhibit 99.1

FOR IMMEDIATE RELEASE –
Date: January 6, 2012

Contact:
Investors Todd Beekman Todd.Beekman@huntington.com	Media Maureen Brown Maureen.Brown@Huntington.com

(614) 480-3878	(614) 480-5512

HUNTINGTON BANCSHARES INCORPORATED DECLARES
QUARTERLY CASH DIVIDEND ON ITS FLOATING RATE SERIES B NON-CUMULATIVE PERPETUAL PREFERRED STOCK
(CUSIP#: 446150500)

COLUMBUS, Ohio – Huntington Bancshares Incorporated announced that the board of directors has declared a quarterly cash dividend on Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150500) of $1.5469 per share. The dividend is payable January 17, 2012, to shareholders of record on January 1, 2012.

About Huntington

Huntington Bancshares Incorporated is a $55 billion regional bank holding company headquartered in Columbus, Ohio.  Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services.  The principal markets for these services are Huntington’s six-state banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky.  The primary distribution channels include a banking network of over 650 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and over 1,300 ATMs.  Through automotive dealership relationships within its six-state banking franchise area and selected other Midwest and New  England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

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